 Exhibit 99.1

Nxt-ID, Inc. Announces Investor Webcast to Discuss the Financial Results for the Three Months Ended March 31, 2020 and to Provide a General Corporate and Business Update

Oxford, Connecticut, May 15, 2020 (GLOBE NEWSWIRE) -- Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company”), a provider of healthcare devices and services, announces results for the three months ended March 31, 2020.

Financial Highlights and results from the first quarter included:

●	Revenue for the three months ended March 31, 2020 was approximately $3.7 million compared to approximately $4.2 million for the three months ended March 31, 2019. The decline in revenue was directly attributable to the COVID-19 pandemic and its impact on sales at the end of March.

●	Gross profit for the three months ended March 31, 2020 was approximately $2.8 million compared to approximately $3.2 million for the same 2019 period.

●	Operating expenses for the three months ended March 31, 2020 were approximately $1.8 million compared to approximately $2.7 million for the same 2019 period. The decrease in operating expenses is the result of the Company’s cost cutting efforts implemented in the latter part of 2019.

●	Operating income for the three months ended March 31, 2020 was approximately $1.0 million compared to operating income of approximately $0.5 million for the same 2019 period.

●	Non GAAP Operating income for the three months ended March 31, 2020, adjusted for depreciation, amortization and other non-cash charges was approximately $1.3 million compared to approximately $0.9 million for the same 2019 period.

●	Net Cash provided by operating activities for the three months ended March 31, 2020 was approximately $0.5 million compared to approximately $0.8 million for the same 2019 period.

●	Repaid approximately $0.7 million in term debt through March 31, 2020; which also included a prepayment of $150K with the strong cash flow generated.

“Our first quarter 2020 operating results reflected net income of approximately $438K which resulted primarily from the strong gross profit generated by our LogicMark healthcare business coupled with the cost saving initiatives implemented by the Company,” said Vin Miceli, Chief Executive Officer of Nxt-ID. I’m pleased with the Company’s overall performance in the first quarter of 2020 including positive earnings per share in spite of the softness in revenues we began to experience in the latter part of March as a result of COVID-19.

Concluded Miceli: “I look forward to providing additional commentary on the quarter’s results, updating our shareholders and providing some additional context regarding our Company’s path forward.”

Full financial results and Management’s Discussion and Analysis can be found in the Company’s Form 10-Q for the three months ended March 31, 2020, which was filed with the Securities and Exchange Commission (“SEC”) on May 15, 2020, and can be found at https://www.sec.gov/Archives/edgar/data/1566826/000121390020012636/f10q0320_nxtidinc.htm.

The management team will host an investor webcast to discuss the financial results for the three months ended March 31, 2020 and update shareholders on general corporate developments. The webcast will commence on Tuesday, May 19, 2020 at 4:10 PM (ET). Shareholders, investors and interested parties wanting to participate in the webcast must use this link to register prior to the event: https://edge.media-server.com/mmc/p/hb7vbqv9.

For those wishing to participate by telephone, please use the following dial-in credentials:

US/CANADA Participant Toll-Free Dial-In Number: (877) 644-5287
US/CANADA Participant International Dial-In Number: (281) 973-6282
Conference ID: 8320839

About Nxt-ID, Inc.
Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies. Through its subsidiary, LogicMark LLC, Nxt-ID, Inc. is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID, Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

“Non-GAAP Operating Income” is defined as Operating Income as reported plus depreciation expense, amortization of intangibles and stock compensation expense. Non-GAAP Operating Income is commonly used by management and investors as an indicator of operating performance and liquidity. Non-GAAP Operating Income is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income.

Media Contacts: Vincent S. Miceli
investors@nxt-id.com